UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Accelerated Acquisitions I, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53136	26-2012582

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1127 Webster Street, Suite 28, Oakland, CA		94607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (510) 544-1516

122 Ocean Park Blvd. Suite 307, Santa Monica, CA 90405

(Former name or former address, if changed since last report)
(Address of Principal Offices)

(310) 396-1691

(Issuer’s Telephone Number)

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	200,500	$2.00	$401,000	$28.59
Total	200,500	$2.00	$401,000	$28.59

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July    , 2010

ACCELERATED ACQUISITIONS I, INC.

200,500
Shares of Common Stock
Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of ACCELERATED ACQUISITIONS I, INC. of up to 200,500 shares of our common stock, par value $0.0001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $2.00 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is July __, 2010.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by ACCELERATED ACQUISITIONS I, INC. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “AAV,” “we,” “us,” and “our,” refer to ACCELERATED ACQUISITIONS I, INC., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

THE COMPANY
Business Overview

From inception (February 15, 2008), Accelerated Acquisitions I, Inc. was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objectives were to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company has not restricted its potential candidate target companies to any specific business, industry or geographical location and, thus, positioned itself to acquire any type of business.

On February15, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $8,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On June 23, 2010, Mutual Gain Hong Kong, Limited. (“Mutual Gain”) agreed to acquire 23,850,000 shares of the Company’s common stock par value $0.0001 (the “Shares”) for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of its 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. As a part of this transaction and in partial consideration for its purchase of the Shares, Mutual Gain caused Oro-East Mining Company, LTD (“Oro”) to enter into the Assignment of Rights Agreement with the Company (see below). Following these transactions, Mutual Gain Hong Kong, Limited owned 94.1% of the Company’s 25,350,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 5.9% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors effective immediately and Tian Qing Chen was simultaneously appointed to the Company’s Board of Directors. Such action represented a change of control of the Company. The Purchaser used its working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the Shares, the Purchaser was not affiliated with the Company. However, the Purchaser is now deemed an affiliate of the Company as a result of its stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to a written Subscription Agreement with the Company. The purchase was not subject to any other terms and conditions other than the sale of the Shares in exchange for the cash payment. The Company intends to file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Oro East Mining Inc.”.

On June 24, 2010, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain consulting  services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which option was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $133,333 per month. The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable there under.

On July 2, 2010, the Company entered into an Assignment of Rights Agreement (“Rights Agreement”) with Oro.  Pursuant to the terms of the Rights Agreement, Oro assigned to the Company certain rights and obligations with respect to the permitted mining claims described in the Rights Agreement.  Pursuant to the Rights Agreement, the Company will assume the rights and obligations of Oro to explore, extract, refine and produce precious metals and other industrial deposits on the claims and earn fees with respect to such services.  By entering into the Rights Agreement, the Company commenced business as an exploration, mining, refinery and production company. The Company intends to focus on extracting gold, silver, copper, iron ore and other industrial minerals to primarily meet the demands of Chinese Government and companies for the mined minerals.

The Company and Oro are both controlled by the same principals who believe that substantial benefit may potentially be derived from the assignment of the claims and mining operations to a publicly-reporting entity by potentially opening up new funding resources for the business and thereby facilitating the funding of future operations and permitting the further expansion of the business.

On July 6, 2010, the company completed a private offering of its common shares under the provisions of the Delaware securities laws and under a Regulation D exemption with respect to the federal securities laws. We sold a total of 98,500 common shares at a price of $2.00 per share to a total of 32 investors. We raised a total of $197,000 in this offering.

Accelerated Acquisitions I, Inc. is an emerging growth exploration mining and refining company that has acquired rights to develop certain tenement lands in the Republic of Philippines for the mining of gold, copper, and other precious or industrial mineral deposits. The company will initially focus on one production permitted Mineral Right Sharing Agreement (MPSA) claim, MPSA 184 XI and one soon to be permitted Application Product Sharing Agreement (APSA) claim 167 XI comprised of 15,631 hectares (38,608 acres) of mining right claims of an estimated surface value of $1.6 billion USD on Mindanao Island in the Davao region. The company’s claims are fee simple with all applicable permits obtained to erect infrastructure, refining, smelting plants and power stations for extraction and production of gold and copper as primary targets, and iron ore and other metals as secondary. The company also has option agreements on six surrounding claims comprised of 31,274 hectares (102,000 acres) to erect infrastructure, refining, smelting plants and power stations on the claims for extraction and production of gold, copper and or minerals.

Summary of Claims

Accelerated Acquisitions I, Inc. acquired exploration, extraction and production rights from Oro, a privately-held corporation organized under the laws of the Republic of the Philippines licensed for mine acquisition, exploration, and development. Oro-East is the rightful owner of claims MPSA 184-XI and APSA 167-XI.

Prior to the acquisition of its claims, Oro did manual test-pitting, artisanal tunneling and trenching activities which suggested Copper grades on the sulphide side from 4% to as high as 15% Cu (from more than 40 laboratory assays on grab, outcrop, test-pit and composite sampling grade range and Au grab and composite sample contents of 1.5 to 5 gms/ton from 2-3 meter deep testpits).

MPSA 184-XI (7,855 hectares, 19,401 acres) is a tenement claim situated on the outskirts of Davao City in the Philippines which contains significant deposits of in copper and gold. The parcel was applied-registered with the MGB Region XI on May 16, 1997. It is located in the municipalities of Lupon and Tarragona in the Davao Oriental Province, Island Region of Mindanao, Philippines. The project sites at Mt. Tagopo and Mt. Mayo are bounded by coordinates 7 degrees 01’00” to 7 degrees 05’ 00” latitude and 128 degrees 08’ 00” to 126 degrees 11’30” longitude and 7 degrees 02’30” to 7 degrees 08’30” latitude and 126 degrees 17’00” to 126 degrees 19’20” longitude. Oro-East has undergone exploration for copper and gold-bearing veins or structures in this area. These exploration targets are shallow, for vein-type copper and gold-bearing deposits. Copper, gold, and silver are the primary mineral targets in this claim, with lead and zinc as secondary targets. This parcel is host to artisanal mining activities, which include the mining of copper, gold, and crude-panning activities for the mining of gold. Currently, small-scale miners engage in tunneling and sluicing of free-gold in creeks located in and around the claim.

APSA 167-XI (7,776 hectares,19,206 acres), applied-registered with MGB Region XI on November 19, 1996; located at the Municipalities of Pantukan and Maragusan, Compostela Province, Island Region of Mindanao, Philippines; project site is at barrio Boringot bounded by coordinates 7 degrees 08’30” to 7 degrees 18’ 30” latitude and 126 degrees 02’ 30” to 126 degrees 08’00” longitude.

These mineral claims are located beneath the Philippine Fault and the Pacific Rim tectonic belt, also known as the “Pacific Ring of Fire,” where significant deposits of epithermal gold porphyry and copper-gold have been unearthed. It has taken over thirteen years to obtain full permitting under the Mineral Right Sharing Agreement (MRSA) with the Philippine Government which allows the Company to commence full scale exploration and production as of May 15, 2010 on MPSA 184-XI.  The Company anticipates that full permitting for APSA 167-XI will be completed in prior to the end of 2010.

To identify the mineral recourses on MPSA 184-XI, Oro conducted a semi-detailed geological mapping using compass and tape method backed by Global Positioning System (GPS).  This was conducted by Agetro Davao Mapping Team from June 29, 2008 to August 27, 2008 at the 4,939 hectares of Oro East Mining Claim dominated as MPSA -184-XI Parcel II (approximately two thirds of the fully permitted claim MPSA 184-XI).

Henceforth, it is imperative to implement the proper evaluation of the deposit to be able to know the estimated volume of ore that can be extracted economically, safely and effectively. From the data gathered followed by other exploration programs, such as expanded prospecting, mapping, sampling and ultimately diamond drilling, effective mine planning and implementation will be facilitated.  The company will then identify and implement the mining method(s) best adapted to maximize production, including:

1. Effective extraction of ore delineated by the exploration, mine geology and grade control department.

2. Proper handling of ore and blending method to attain an economical grade without sacrificing the quality of the ore.

3. Proper, effective and economical milling plant operation that can recover the gold at the highest percentage possible.

4. Proper disposal of plant tails.

Detained Description of the Claims.

I.	INTRODUCTION

Semi-detailed geological mapping using compass and tape method backed by Global Positioning System (GPS) was conducted by Agetro Davao Mapping Team from June 29, 2008 to August 27, 2008 at the 4,939 hectares of Oro East Mining Claim dominated as MPSA -184-XI Parcel II. The geological mapping was undertaken to confirm actual location of the copper ore bodies, gold vein system, alteration zones, lithology and other pertinent geological features. Location of creeks, gulleys, major tributaries, trails, old and current access roads was also facilitated. Prior to the end of the mapping program, location of the initial proposed trenches was also conducted within the areas where copper and gold veins were located. The geological evaluation was undertaken to come up with an initial geological data and recommendation that is deemed necessary for the succeeding exploration and mine operation activities.

II.	LOCATION AND ACCESSIBILITY

The project area referred to as Parcel II under MPSA-184-XI with a total area of 4,939 hectares is more or less bounded by latitude 7 02’30” to 7 08’30” and longitude 126 17’00” to 126 19’30”. It is located within Sitio Mabalante, Barangay Calapagan, Municipality of Lupon and Sitio Manlandog, Bait, Antipolo, New Cebu, Botog, Nasa, Barangay Limot, Municipality of Taragona, all in the Province of Davao Oriental. From Davao City, the prospect can be reached on a three (3) to four (4) hours travel via commercial buses plying the Davao-Mati route. From the City of Mati, Mabalante area which is located at the northern part of the claim can be reached in a three (3) to four (4) hours travel on a 4x4 vehicle via the Mati-Tagbinunga-Calatagan Daticor old logging road towards Quinonoan headwaters Skynix camp area. Manlandog area on the other hand is accessible via Mati-Don Salvador-Cangusan access road in a 1-1/2 travel on a 4x4 vehicle or motorcycle. From Sitio Cangusan, another two (2) hours hike on a foot trail to Manlandog exploration fly camp east of Mayo River. The southern part of the claim is accessible via Mati-Limot-Botog access road , all within the Municipality of Taragona, Davo Oriental. The prospect areas which includes New Cebu, Bait, Antipolo, Onlo, Botog, and Aponing area, all of which are interconnected by either old logging road or by foot trails.

III.	TOPOGRAPHIC SETTING

The area under consideration is characterized by rugged to extremely rugged topography with elliptical shape of top ridges, with elevations ranging from 500 to 1,751 meters above sea level. Mountain ranges exhibiting triangular facets are common in the area. The apparent physiographic conformity of deep valley seems to indicate an earlier mature erosion of land surface. The erosion surface has subsequently been dissected by youthful streams.

IV.	DRAINAGE, VEGETATION, CLIMATE

Drainage is generally dendritic as exemplified by the Quinonoan and Mayo River as the major drainage system, with system of modified rectangular drainage pattern and network of tributaries and subtributaries. In the gently sloping area, vegetation abounds in the form of tropical cogon grass, ferns, coffee, abaca, vegetable, corn, variety of outcrop in the rugged and steep parts of the area, are overgrown with second growth forest with some large trees and thick undergrowth. The average weather variation of the region falls under Type 2 of the Climate Map of the Philippines where there is no definite dry season and a very pronounced maximum rainfall from November to January.

V.	GEOLOGIC SETTING
A)	REGIONAL GEOLOGY AND TECTONIC SETTING

Regionally, the prospect is located strategically at the southern segment of the Philippine fault. It can also be considered as part of the Diwata range which appears to be a paleogene subduction zone with upthrusted mafic-ultramafic rocks, metamorphic rocks and clastics, comprising the northern part and some igneous rocks at the western flank on the south. The northern part is overlain by Miocene clastics and limestone intruded by middle miocene diorite, andesite and dacite. The north-south trending Diwata range extending from Surigao to Davao forms the backbone of eastern Mindanao. The range is rugged and has several peaks with elevation from 900 to 2,500 meters. The highest which is Mt. Kampali is in the southern part of the range.

The Diwata range which is also known as the Cordilleras of the South is a mineral district of Southeastern Mindanao where porphyry and vein type copper, gold, molybdenum, tactite iron deposits containing sulfides are known to exist. At the western flank of the prospect is a north-south trending batholith 4-8 kilometers wide by more than 20 kilometers long. This batholith is often called by Geologists as diorite intrusive complex, since it consists of different facies mainly diorite, quartz diorite and hornblende diorite porphyry. This batholith is exposed and serves as hostrock in most if not all copper and gold deposits within Taguibo, Calapagan, Marayag, to the western flank of San Mariano up to the Mountain Ranges of Mt. Kinayan in the Municipality of New Bataan.

At the northeastern part of the prospect is an exposure of a columnar basaltic rock formation which is believed to be the oldest rock formation exposed in the district. Probable age of this rock formation is cretaceous to Paleocene (?). At the eastern flank is a thick formation of limestone formation of Oligocene age (?) capped by the Eocene age volcanic clastics rock from Quinonoan to Mt. Tagbac area.

Dominating the geology of the region, the Eastern Mindanao ridge is a complex NNW-SSE trending volcanic island structure that developed during the upper cretaceous to quarternary as a result of convergent and transcurrent tectonics The area is inferred as being associated with relic east dipping subduction zone that collided with the west Mindanao ridge sometime in the late Miocene.

B) WITHIN PROSPECTS

1.  MABALANTE AREA

The Mabalante-upper Quinonoan copper gold prospect is underlain essentially by three (3) rock units composed of diorite, intercalated sequences of metamorphosed volcanics and sedimentary rocks. Common rock exposure however at Mabalante area is volcanic clastics overlain by light to dark gray colored limestone formation. Porphyritic andesite dikes intruded the volcanic clastic rocks. These dikes are trending northwest and sub-parallel major faults in the area. In close proximity with these dikes are thin fractures filled with quartz anhydrite and calc silicate materials.

At Mabalante area, the deposit is hosted to a large extent by andesite porphyry, porphyritic-volcanic, volcanic clastics and partly by the uncomformity rock formation of sandy and basalt limestone, calcarenite, sandstone sequences that developed from spotty to hornfelsic texture. Silicification, chloritization, epidotization and kaolinization are common alteration in the prospect area. Copper mineralization consists predominantly of chalcopyrite, bornite and subordinates of sphalerite and galena, occurring usually as fracture filling and other interlacing minute fractures which serves as passageways or loci for sulfide mineralization. Malachite, azurite and chalcocite are dominant oxidation products.

Three (3) distinct vein systems were mapped and sampled at Mabalante area, namely: Mabalante Copper-molybdenum vein complex which is the focus of the past mining activities; the Southeastern Mabalante vein complex and the Eastern Mabalante vein complex.

1a.   MABALANTE COPPER-MOLYBDENUM VEIN COMPLEX

 The Mabalante copper-molybdenum vein complex also known as the main Mabalante vein system is a northeast-southwest trending copper vein system with multiple cymoidal and lacer structures along its strike. The main copper structure which was drifted prior to its collapse is composed of 2.0 meter massive copper vein, consisting of chalcopyrite, chalcocite, bornite and cubical specks of pyrite and botroidal marcasite. Fine bandings of white-grayish quartz, sericite and adularia were also noted. General trend of the main copper vein is North 48 -50 East dipping 45 southwest. Coatings of malachite and azurite are dominant especially near the portal. Two (2) minor faults at the footwall of the structure may have displaced the vein with a possible slight southeastern oblique movement.

At upper elevation of the main portal are two (2) abandoned adits with exposure of 0.30 to 1.30 meters copper vein composed of chalcopyrite, bornite, chalcocite, with bonded quartz-calcite specked with fine pyrite. The vein based on its strike and dip is correlative to the structure disclosed at the main portal, located at lower elevation. 30-50 meters north of the main copper structure are two (2) 0.50 meters vein (sample no. M-OTC-09) which may have converged with the main structure at lower elevation where the 0.50-0.70 meters molybdenum vein was exposed. Chipping the hanging wall disclosed a massive copper complex which may have converged forming one (1) major structure at lower elevation.

As of this writing, the total strike of the Mabalante main vein complex is 150 meters. Three (3) proposed trenches at 50 meters interval were delineated at the southwestern side of the vein and another three (3) trenches at the northeast side.

VALUE OF MABALANTE VEIN
COPPER – GOLD AREA

GOLD
Average Grade Grams/MT	Total Grams	Value In Phil. Peso	Total Equivalent Ounces	Value in US Dollars
1.525	5,461,056.72	9,135,278,957.00	192,628.87	190,318,311.60

SILVER
20.129	71,940,844.71	1,827,069,072.00	2,537,595.93	38,063,939.00

COPPER
Average Grade Per Gram (AU/MT)	Total Equiv. MT Copper	Value In Phil. Peso	Total Equivalent Ounces	Value in US Dollars
2.763 98	98,749.34	29,264,523,409.60	217,742,294.70	609,678,425.20

Total Value of Mabalante Area		40,226,871,438.60		$838,060,675.80

Map of Claim Location MPSA 184-XI and APSA 167-XI
Mandanao Island, Davao Oriental

Current Map of Claim Location MPSA 184-XI and APSA 167-XI (in red)
Mandanao Island, Davao Oriental, and six additional available claims to the Company

Use of “GREEN Refining Technology

The Company plans to commence diamond drilling, excavation, and start-up refinery lines for gold, copper, and the secondary target minerals upon receipt of the capitalization. Oro will hire a subcontractor to mining operations commence and by the end of the 4-month period, the claim is anticipated to be yielding 200 metric tons of gold and copper each per day. Although the initial technology will be traditional mining equipment the Company plans on implementing new patented, tested and proven “GREEN” nano-composite material, “Spiderweb”™, for molecular and ionic separations. The Spiderweb material was developed to overcome a fundamental physical limitation of conventional chromatographic supports and ion exchange resins, the rate limiting diffusion of metal ions from bulk solution phase into the pores, where ion exchange occurs. Spiderweb media are thinly cross-linked networks of polymers between the solid material. Metal-selective ligands are tethered onto the “Spiderweb”, in the middle of the actively flowing solution and away from the stagnant surface. The Spiderweb technology improves the process efficiency and economics of metal extraction for mining operations. The solid phase extraction (SPE) columns enable efficient (i.e. >98%) recovery of metal ions from solution and after the closed electro-winning process produces 99.9% metal content.

Advantages include:

•	Rapid metal adsorption and equilibration kinetics that bind metal ions with residence times of a few seconds in the SPE column.

•	Chelating ligand chemistries that give high association constants for gold and silver ions and low binding constants for other interfering metal ions.

•	Ligand chemistries that enable the separation of gold and silver ions by sequential removal from the support in a concentrated form, using “selective elution”.

•	Proven “GREEN” environmentally friendly refining technologies.

Market Opportunity

The Company intends to target the Chinese markets, due to the nation’s robust economic growth in the copper industry, and progress into the Western markets after becoming the largest competitor in Asia. China is the ideal country to target because it is currently the top consumer of copper and iron ore in the world. A main source of business for Oro will be from imports to China of gold, refined copper, and other secondarily-targeted metals.

The Copper Market

According to the New York Mercantile Exchange and Bloomberg statistics, closing prices of copper have been on the rise since March 2008 and continue to gain. On the London Metal Exchange, copper futures have also gained from 2007 to 2010. Despite the economic recession hitting the world, strong demands of copper have been hedging global consumption. It is the third most demanded metal, after iron and aluminum. Meanwhile the traditional major producers of copper have experienced output declines. This year, Codelco, the largest copper producer in Chile, experienced its largest drop in production in sixteen years. Phelps Dodge Corporation, the second largest copper producer in the world and one of the main importers of copper to China, has also experienced a sharp decline. Since the beginning of 2008, demand in copper around the world rose while supplies dropped. Oro will thus be entering the international copper market at a prime time for filling the world demands. Former market titans are losing their resources while Oro-East is gaining. As a result, Oro-East projects to dominate the Asian markets in copper and iron ore within the first 5years of public trading and the world market in totality by the year 2020.

The Gold Market
The world’s capital intensive industry relies heavily on the price and output of gold. The gold industry is thus the lynchpin of the global economy. Gold prices have hit record highs. Increasing gold prices have attracgted investors to the shares of publicly-traded gold mining companies. Currently, leading gold mining shares include Shandong Gold Mining Company, Ltd., Zhongjin Gold Corporation, and Zijin Mining Group Company Ltd., all Chinese companies. With the low overhead cost environment that the Philippines provide, we expect that the Company may have a competitive edge competitors located in higher cost markets.

Industry Analysis

The 2009 Philippines Mining Report found that both the national and international mining sectors are prospering through the current global economic crisis, due primarily to its strengths in the gold and silver sectors. During economic downturns, precious metals are generally seen as safe havens for investment. Foreign corporations are flooding into the Philippines to grab a stake in the mineral claims. Australia’s CGA Mining has partnered with Philippines-based Filminera Resources to invest over US$200 million in mining projects this year. Medusa Mining, another European company, is developing the Philsaga Gold Project with the Philsaga Mining Corporation, investing approximately US$30 million into mining. Norway’s Intex Resources will be injecting US$3 billion dollars in the next few years for fertilizer projects. Wealthy investors from the East are also turning their attention to the mining sector. Prominent Chinese families and the government have invested millions into mining, despite the economic downturn. While an estimated one trillion U.S. dollars worth of mineral deposits lie in the Philippiines, less than two billion U.S. dollars has been invested since 2004 to develop those minerals. The net result is that there currently exist significant untapped reserves of gold, copper, nickel, and zinc. Oro seeks to implement a large-scale mining project and develop the country’s rich mineral reserves.

Competitor Analysis

Crew Gold Corporation

Type: Public
Ticker: CRU
Exchange(s): TSE (Tokyo Stock Exchange) and OSE (Oslo Stock Exchange)
2008 Sales: $224,600,000
Industry: Industrial Metals and Minerals
Sub-Industry: Basic Materials
Headquarters: United Kingdom
Crew Gold conducts mining and processing operations in the Philippines, among other countries. The company produces about 250,000 ounces annually, though in 2009, Crew Gold has had major cutbacks. Thus, this would be an ideal time for Oro to enter the market and take over Crew Gold’s former market share.

 Apex Mining Company, Inc.

Type: Public
Ticker: APX
Exchange(s): PSE (Philippine Stock Exchange)
2008 Sales: PHP 136,000,000
Industry: Metal Producers and Products Manufacturers
Sub-Industry: Miscellaneous Metal Producers
Headquarters: Philippines
Apex Mining Company was established in 1970, and is primarily engaged in the business of mining gold, copper, silver, lead, and other precious metals. The company has interests in the Maco-Masara gold-silver veins and porphyry copper deposits.

Lepanto Consolidated Mining Company

Type: Public
Ticker: LCB
Exchange(s): PSE (Philippine Stock Exchange)
2008 Sales: PHP 1,713,900,000
Industry: Metal Producers & Products Manufacturers
Sub-Industry: Diversified Metal Producers
Headquarters: Philippines
The Lepanto Consolidated Mining Company’s principal activity is exploration for and mining of gold, silver, copper, lead, zinc and various ores, metals, and minerals. Its main office is located in Makati City, Philippines. Lepanto operates the Victoria Project, a mining operation located in Mankayan, Benguet. The company’s issued and outstanding shares are estimated at 28.8 billion.

Benefits to the Community

Community Development

In addition to its mining activities, the Company’ business ventures carry a strong humanitarian emphasis, which intends to charter civil engineering projects, such as construction of freeways, paved roads, and a seaport in Compostela Valley. The company will invest heavily in local schools and public welfare institutions for the surrounding indigenous communities, along with providing hundreds of jobs to the otherwise impoverished villages. Oro strictly adheres to the mandates of the Department of Environment and Natural Resources (“DENR”), establishing a strong Social Development Management Program (“SDMP”) within Oro-East. The SDMP of Oro is committed to funding and providing sustainable living and improving the quality of life of neighboring communities.

 Human Development

We believe that the company will not only stimulate job growth in the Republic of Philippines, but its SDMP has implemented humanitarian programs for the improvement of the lives of the miners it employs. Company-funded health care services, nutritional and childcare services are provided for employees. Community schools will also be provided for local villages, along with paved roads for improved safety and travel for OroEast Mining, Inc. miners and their families. The Oro SDMP further seeks to develop the local area and increase industrialization to help improve the national economy. Finally, all of the Company’s SDMP services strive to promote conservation and intellectual use and management of the environment vis-à-vis community and mining activities

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated March 30, 2010 our independent auditors stated that our financial statements for the period ended December 31, 2009 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

We were formed in February 15, 2008 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are a development stage company with limited operating results to date. Since we do not have an established operating history or regular sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. There can be no assurance that at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

 Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	Competition

●	ability to anticipate and adapt to a competitive market

●	ability to effectively manage expanding operations; amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

●	dependence upon key personnel to market and sell our services and the loss of one of our key managers may adversely affect the marketing of our services.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

We have no profitable operating history and May Never Achieve Profitability

From inception, February 15, 2008, Accelerated Acquisitions I, Inc. was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On July 2, 2010, we changed our business plan and we are now an exploration stage mining company, with no operating history. The Company has not restricted our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. Through December 31, 2009, the Company has an accumulated deficit of $17,628 notwithstanding the fact that the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are an early stage company and have a limited history of operations and have not generated revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

Dependence on the Founders, without whose services Company business operations could cease.

At this time, our founders are wholly responsible for the development and execution of our business plan. Our founders are under no contractual obligation to remain employed by us, although they have no present intent to leave. If our founders should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our officers and directors devote limited time to the Company’s business and are engaged in other business activities

At this time, none of our officers and directors devotes his full-time attention to the Company’s business. Based upon the growth of the business, we would intend to employ additional management and staff. The limited time devoted to the Company’s business could adversely affect the Company’s business operations and prospects for the future. Without full-time devoted management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Concentrated control risks; shareholders could be unable to control or influence key corporate actions or effect changes in the Company’s board of directors or management.

Our current officers and directors currently own 23,850,000 shares of our common stock, representing approximately 89% of the voting control of the Company. Our current officers and directors therefore has the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws.

Lack of employment agreements with key management risking potential of the loss of the Company’s top management

We do not currently have an employment agreement with any of our key management or key man insurance on their lives. Our future success will depend in significant part on our ability to retain and hire key management personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Lack of additional working capital may cause curtailment of any expansion plans while raising of capital through sale of equity securities would dilute existing shareholders’ percentage of ownership

Our available capital resources will not be adequate to fund our working capital requirements based upon our present level of operations for the 12-month period subsequent to December 31, 2009. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve a critical mass of sales could adversely affect our financial condition

No assurance can be given that we will be able to successfully achieve a critical mass of sales in order to cover our operating expenses and achieve sustainable profitability. Without such critical mass of sales, the Company could be forced to cease operations.

Our success is substantially dependent on general economic conditions and business trends, a downturn of which could adversely affect our operations

The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our customers and their continued willingness to work with us in the future. An overall decline in the demand for government services could cause a reduction in our sales and the Company could face a situation where it never achieves a critical mass of sales and thereby be forced to cease operations.

Changes in generally accepted accounting principles could have an adverse effect on our business financial condition, cash flows, revenue and results of operations

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with three full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

We incur costs associated with SEC reporting compliance.

The Company made the decision to become an SEC “reporting company” in order to comply with applicable laws and regulations. We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year. On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which, as of July 9, 2010, 27,000,500 shares of common stock were issued and outstanding. We are also authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, none of which are issued and outstanding.  These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. Our board of directors has not designated an Audit Committee and we do not have any outside directors.  We do not have a dedicated full time Chief Financial Officer. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

We do not have adequate insurance coverage

At this time, we do not have adequate insurance coverage and therefore have the risk of loss or damages to our business and assets. We cannot assure you that we would not face liability upon the occurrence of any event which could result in any loss or damages being assessed against the Company. Moreover, any insurance we may ultimately acquire may not be adequate to cover any loss or liability we may incur.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive federal, state and local laws and regulations relating to the financial markets.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations.  Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

We do not intend to pay cash dividends in the foreseeable future

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is currently no market for our securities and there can be no assurance that any market will ever develop or that our common stock will be listed for trading.

There has not been any established trading market for our common stock and there is currently no market for our securities. While we have been approved for trading on the OTC Bulletin Board (“OTCBB”), there can be no assurance as the prices at which our common stock will trade if a trading market develops, of which there can be no assurance.  Until our common stock is fully distributed and an orderly market develops, (if ever) in our common stock, the price at which it trades is likely to fluctuate significantly.

Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock. Due to the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in the securities.

 Our common stock is subject to the Penny Stock Regulations

 Our common stock will likely be subject to the SEC’s “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the `penny stock` rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics.  We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so.  It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We are an exploration stage corporation, lack a business history and have losses that we expect to continue into the future.

We are in the very early exploration stage and cannot guarantee that our exploration work will be successful, or that any minerals will be found, or that any production of minerals will be realized. The search for valuable minerals as a business is extremely risky.  We can provide investors with no assurance that exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property.  Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims.  If this happens, our business will likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

We may be adversely affected by fluctuations in ore and precious metal prices. If prices decrease, we may be unable to achieve profitability.

The value and price of our shares of common stock, our financial results, and our exploration, development and mining activities, if any, may be significantly adversely affected by declines in the price of precious metals and ore.  Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world.

The prices used in making resource estimates for mineral projects are disclosed, and generally use significantly lower metal prices than daily metals prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10% change in price may have little impact on the estimated resource quantities, or it may result in a significant change in the amount of resources.  If prices decrease, we may be unable to achieve profitability.

Transportation difficulties and weather interruptions may affect and delay proposed mining operations and impact our proposed business.

Our mining properties are accessible by road. The climate in the area is hot and dry in the summer but cold and subject to snow in the winter, which could at times hamper accessibility depending on the winter season precipitation levels. As a result, our exploration and mining plans could be delayed for several months each year.

Supplies needed for exploration may not always be available. If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our anticipated business operations and increase our expenses.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in a private placement which was completed on July 9, 2010, pursuant to an exemption under Rule 505 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with or shortly after the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon conversion or exercise of certain Convertible Securities. Accordingly, there will be no dilution to our existing shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of July 9, 2010, there were 37 record holders of our common stock and there were 27,000,500 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

 In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Island Capital Management, LLC. St. Petersburg, FL.  Their address is 100 2nd Avenue South, 300N, St Petersburg, Florida 33701. Their phone number is (727) 502-0508.

 Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended December 31, 2009 and December 31, 2008. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-6 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of December 31, 2009	As of December 31, 2008
Balance Sheet Data:
Assets	$691	$691
Liabilities	$10,319	$3,527
Total Stockholders’ Deficiency	$(9.628)	$(2,836)
Statement of Operations Data
Revenue	$-	$-
Operating Expenses	$10,836	$6,792
Other Expenses	$-	$-
Net Loss	$(10,836)	$(6,792)
Basis and Diluted Loss Per Share	$0.00	$0.00
Weighted Average Number of Shares Outstanding	5,000,000	5,000,000

The following selected data contains statement of operations data and balance sheet for the three months ended March 31, 2010 and March 31, 2009. The statement of operations data and balance sheet data were derived from the financial statements for the periods. Such financial data should be read in conjunction with the unaudited financial statements and the notes to the financial statements for said periods starting on page F-2 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2010	As of March 31, 2009
Balance Sheet Data:
Assets	$116	$691
Liabilities	$9,828	$9,628
Total Stockholders’ Deficiency	$(9,828)	$(9,628)
Statement of Operations Data
Revenue	—	—
Operating Expenses	$200	$1,750
Net Loss	$(200)	$(1,750)
Basis and Diluted Loss Per Share	$$0.00	$0.00
Weighted Average Number of Shares Outstanding	5,000,000	5,000,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2009 and 2008 and the three month periods ended March 31, 2010 and 2009 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form 8-K.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operation

Accelerated Acquisitions I, Inc. is an emerging growth exploration mining and refining company that has acquired rights to develop certain tenement lands in the Republic of Philippines for the mining of gold, copper, and other precious or industrial mineral deposits. The company will initially focus on two production permitted claims, APSA 184 XI and APSA 167 XI comprised of 15,631 hectares (38,608 acres) of mining right claims on Mindanao Island in the Davao region, an area of significant proven reserves of copper and gold. The company’s claims are fee simple with all applicable permits obtained to erect infrastructure, refining, smelting plants and power stations for extraction and production of gold and copper as primary targets, and iron ore and other metals as secondary. The company also has access to six surrounding claims comprised of 31,274 hectares (102,000 acres) with an estimated value of US$48 billion to erect infrastructure, refining, smelting plants and power stations on the claims for extraction and production of gold, copper and or minerals.

Going Concern

We were a shell company from February 15, 2008 until our entry into the mining business in June 2010.  We have incurred net losses of approximately $17,628 since inception through December 31, 2009.  At December 31, 2009 we had approximately $691 in cash and approximately $0 other assets and our total liabilities were approximately $10,319.  The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2009 contains an explanatory paragraph regarding our ability to continue as a going concern based upon recurring operating losses and our need to obtain additional financing to sustain operations.  Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate sufficient revenues from our operations to pay our operating expenses.  There are no assurances that we will continue as a going concern.

Results of Operations

Results of Operations for the period ended December 31, 2009

Accelerated Acquisitions I, Inc. was incorporated on February 15, 2008, and as such had no meaningful results of operations for the period ended December 31, 2009.

During the period from inception (February 15, 2008) to December 31, 2009, we had no revenues and recognized expenses of $17,628 which primarily comprised professional and legal fees and other costs related to the start-up and organization of our business and raising initial capital for the Company.

Liquidity and Capital Resources

As of December 31, 2009, the Company had cash on hand of $691 and had total current liabilities of $10,319.  For the year ending December 31, 2009, we incurred expenses of approximately $6,792 as a result of professional fees required for the compliance of our financial reporting.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" suggesting that companies provide additional disclosure and commentary on their most critical accounting policies.  In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  The nature of our business generally does not call for the preparation or use of estimates.  Due to the fact that the Company does not have any operating business, we do not believe that we do not have any such critical accounting policies.

PROPERTIES

Offices

At this time, the Company maintains its designated office at 1127 Webster Street, Suite 28, Oakland, CA 94607.  The Company’s telephone number is 510-544-1516.  The Company’s fax number is 510-722-1528.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 9, 2010, by: (I) each current director; each nominee for director, and executive officer of the Company; (ii) all directors and executive officers as a group; and (iii) each shareholder who owns more than five percent of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, the Company believes each of the persons listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address	Number of Shares	Percentage Owned

Mutual Gain Hong Kong, Limited
Suite 2502
Richard Commercial Building
109 Argyle Street
Kowloon, Hong Kong	23,850,000	88.82%

Accelerated Venture Partners, LLC
1840 Gateway Drive, Suite 200
Foster City CA, 94404	3,000,000	11.17%

(1) This table is based upon 27,000,500 shares issued and outstanding as July 9, 2010.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals currently serve as our executive officers and directors:

Name	Age	Positions
Tian Q. Chen	49	Chairman, CEO
Linda Chen	55	Director
Danni Zhong	42	President
Romy Yulo	48	COO

Tian Qing Chen Chairman of the Board of Directors

Mr. Chen has been Chairman of the Board of Directors and Chief Executive Officer of the Company since June 2010.  He was educated in East Asia and received his bachelor’s degree from Guang Dong University. He has been an entrepreneur in finance and real estate investments since the age of 19. Mr. Chen launched several successful real estate investment companies, and then moved into the world of finance, where he is currently the CEO of a mid-size global equities and investments firm. Mr. Chen has over 15 years of experience in finance and has since expanded his breadth to the mining industry, where he has worked with major family conglomerates throughout East Asia to learn the trade in gold, iron ore, silver, steel, and other precious and semi-precious metals. He has successfully acquired mines and deals in Singapore, Malaysia, the Republic of Philippines, the People’s Republic of China, and elsewhere across the Asian continent. Mr. Chen is currently the President and CEO of Mutual Gain Hong Kong Group Limited, a venture capital firm based in Hong Kong.

Linda Chen Director

Ms. Chen has been a director of the Company since June 2010.  She received her Master degree from Washington State University and has over 28 years experience in international trade and had launched several successful international trading companies. She has worked with major family conglomerates throughout East Asia to gain experience and knowledge on trade in gold, iron ore, silver, steel, and other precious and semi-precious metals. Ms. Chen has successfully achieved additional skills and knowledge mining industry and deals in Malaysia, the Republican of Philippines, the People’s Republic of China, and elsewhere across the Asian continent. She later expanded her experience and moved into the world of finance where she is currently the Vice President and Director of a mid-size global equities and investments firm. Linda Chen is currently resident in San Francisco Bay area since 1979.

Danni Zhong President

Madame Zhong has been president of the Company since June 2010.  He has over 15 years of experience with global investment projects, financial planning, and corporate management. She has served as CEO of numerous privately-held corporations in the U.S., the Philippines and in China. She holds a Bachelor’s Degree in Business Economics from the University of California.

Romy Yulo Chief Operations Officer

Mr. Yulo has been Chief Operations Officer of the Company since June 2010.  He has over 20 years of experience in mining and logging operations including marketing and log export. He has a strong political base both locally and nationally.  Mr. Yulo engaged in Oro East copper and gold mining operation as a COO in Mati, Davao, Philippine since 2006. He also is a road construction designer and manager in mine site over 10 years.  Mr. Yulo has a strong political base both locally and nationally and currently serves as the Chief Operation Officer of Oro East Mining Company. He holds a Bachelor’s Degree in Accounting from the University of San Carlos.

There are family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in 2009 for our principal executive officers, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our Company at December 31, 2008.

None

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009 and March 31, 2010:

None

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  None of our directors received any compensation for their services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Related Transactions

Assignment of Rights Agreement.

The Company is a party to the Assignment of Rights Agreement with Oro-East Mining Company LTD.  Danni Zhong is a principal of Oro-East Mining Company LTD. and officers, directors and significant shareholders of the Company.  As a result, this may not be an arms-length agreement.

Consulting Services Agreement.

The Company is a party to the Consulting Services Agreement with Accelerated Venture Partners, LLC, which is controlled by Timothy J. Neher, a shareholder of the Company.  As a result, this may not be an arms-length agreement.

Other.

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

Director Independence

The Company has no “independent” directors within the meaning of Nasdaq Marketplace Rule 4200.

LEGAL PROCEEDINGS

None

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price of the Registrant’s Common Equity

Our stock has yet to trade on any established market.

Dividend Policy

We have never paid cash dividends on our common stock.  Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

RECENT SALES OF UNREGISTERED SECURITIES

On February 15, 2008, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $8,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On June 23, 2010, Mutual Gain Hong Kong, Limited. (“Purchaser”) agreed to acquire 23,850,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Following these transactions, Mutual Gain Hong Kong, Limited owned 94.1% of the Company’s 25,350,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 5.9% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors to be effective immediately and Tian Qing Chen was simultaneously appointed to the Company’s Board of Directors. Such action represents a change of control of the Company. The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company intends to file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Oro East Mining Inc.”.

On June 24, 2010, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $133,333 per month. The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable there under.

On July 6, 2010, the company completed a private offering of its common shares under the provisions of the Delaware securities laws and under a Regulation D exemption with respect to the federal securities laws. We sold a total of 98,500 common shares at a price of $2.00 per share to a total of 32 investors. We raised a total of $197,000 in this offering.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board.  As of July 9, 2010, there were 27,000,500 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock.  All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefore, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	Restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in control without further action by the stockholders.

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering
Accelerated Venture Partners LLC.	3,000,000	50,000	2,950,000	10.93%
Ayana X. Y. Chen	39,000	39,000	0	0.	%
Dennies Tan Ni Chung	7,000	7,000	0	0.	%
Timothy Chen	7,000	7,000	0	0.	%
Gene Lou	500	500	0	0.	%
Linda Pei Chen	1,000	1,000	0	0.	%
Cindy Ka Hei Lai	500	500	0	0.	%
Jeffrey J. Hayden	1,000	1,000	0	0.	%
Melissa Wai Chow	1,000	1,000	0	0.	%
Ricardo C. Soltero	1,000	1,000	0	0.	%
Wen Liu	500	500	0	0.	%
Solar Infiniti Corporation	9,000	9,000	0	0.	%
Torin Yao	1,000	1,000	0	0.	%
Yi Lun Yao	1,000	1,000	0	0.	%
Jie Zhen Lu	6,000	6,000	0	0.	%
Jia Wei Yao	6,000	6,000	0	0.	%
Edward Luo	1,000	1,000	0	0.	%
Henry Zhao	10,000	10,000	0	0.	%
Lily Kwan	5,000	5,000	0	0.	%
Fei L. Tsai	25,000	25,000	0	0.	%
J. Cooper Tsai	1,000	1,000	0	0.	%
Kruz Investments. LLC	5,000	5,000	0	0.	%
Patty M. Chu	10,000	10,000	0	0.	%
Adreea Bess Chu	500	500	0	0.	%
Ching Yuen Chung	2,000	2,000	0	0.	%
Yiming Zhong	2,000	2,000	0	0.	%
Anzhong Chen	500	500	0	0.	%
Chi Kit Chung	1,000	1,000	0	0.	%
Sammy Ming Pui Chung	1,000	1,000	0	0.	%
Reagan Yu-Hin Chung	1,000	1,000	0	0.	%
Leonne Yu-Ton Chung	1,000	1,000	0	0.	%
Samuel Wong	1,000	1,000	0	0.	%
Sher Jeong Wong	500	500	0	0.	%
Mui Ling Wong	500	500	0	0.	%
Ranolfo S. Yulo	1,000	1,000	0	0.	%

Total	3,150,500	200,500	2,950,000	10.93%

(1)
All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of July 9 2010, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $2.00 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

Our financial statements from inception (February 15, 2008) through December 31, 2008, for the fiscal year ended December 31, 2009 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

Our consolidated financial statements for (a) the fiscal year ended December 31, 2009 and period from inception (February 15, 2008) to December 31, 2008 (audited) and (b) the quarters ended March 31, 2010 and March 31, 2009 (unaudited) are incorporated by reference pursuant to General Instruction VII. All material changes in the registrant’s affairs which have occurred since the end of the last fiscal year for which audited financial statements are provided are contained herein or in the following reports filed with the U.S. Securities Exchange Commission:

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed on May 13, 2010;

•	Our Current Reports on Form 8-K, as filed on May 7, 2010 and June 25, 2010

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

The Company’s Chief Executive Officer and Chief Financial Officer performed an evaluation of the Company’s disclosure controls and procedures. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Securities Exchange Act of 1934 is accumulated and communicated to the issuer’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective as of December 31, 2009.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on April 9, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed on May 13, 2010;

•	Our Current Reports on Form 8-K, as filed on May 7, 2010 and June 25, 2010

You should rely only on the information contained in this prospectus or that information to which this prospectus has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our the website of the U.S. Securities and Exchange Commission (www.sec.gov) or as described under “Where You Can Find More Information.”  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number: Accelerated Acquisitions I, Inc., 1127 Webster Street, Suite 28, Oakland, CA 94607, tel. (510) 544-1516.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$29
Accounting fees and expenses	$2,000
Legal fees and expenses	$5,000
Printing expenses	$1,000
Miscellaneous	$471

TOTAL	$8,500

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Officers and Directors

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

Below is a list of securities sold by us within the past three years which were not registered under the Securities Act.

Name of Purchaser (Selling Stockholder)	Date of Sale	Title of Security	Amount of Securities Sold	Consideration
Accelerated Venture Partners LLC.	February 15, 2008	Common Stock	(1) 5,000,000	$8,000
Mutual Gain Hong Kong	June 23, 2010	Common Stock	23,850,000	$2,385 (2)
Gene Lou	July 6, 2010	Common Stock	500	$1,000
Linda Pei Chen	July 6, 2010	Common Stock	1,000	$2,000
Cindy Ka Hei Lai	July 6, 2010	Common Stock	500	$1,000
Jeffrey J. Hayden	July 6, 2010	Common Stock	1,000	$2,000
Melissa Wai Chow	July 6, 2010	Common Stock	1,000	$2,000
Ayana X. Y. Chen	July 6, 2010	Common Stock	1,000	$2,000
Wen Liu	July 6, 2010	Common Stock	500	$1,000
Solar Infiniti Corporation	July 6, 2010	Common Stock	9,000	$18,000
Torin Yao	July 6, 2010	Common Stock	1,000	$2,000
Yi Lun Yao	July 6, 2010	Common Stock	1,000	$2,000
Jie Zhen Lu	July 6, 2010	Common Stock	6,000	$12,000
Jia Wei Yao	July 6, 2010	Common Stock	6,000	$12,000
Edward Luo	July 6, 2010	Common Stock	1,000	$2,000
Henry Zhao	July 6, 2010	Common Stock	10,000	$20,000
Lily Kwan	July 6, 2010	Common Stock	5,000	$10,000
Fei L. Tsai	July 6, 2010	Common Stock	25,000	$50,000
Kruz Investments. LLC	July 6, 2010	Common Stock	5,000	$10,000
Patty M. Chu	July 6, 2010	Common Stock	10,000	$20,000
Ching Yuen Chung	July 6, 2010	Common Stock	2,000	$4,000
Yiming Zhong	July 6, 2010	Common Stock	2,000	$4,000
Anzhong Chen	July 6, 2010	Common Stock	500	$1,000
Chi Kit Chung	July 6, 2010	Common Stock	1,000	$2,000
Sammy Ming Pui Chung	July 6, 2010	Common Stock	1,000	$2,000
Reagan Yu-Hin Chung	July 6, 2010	Common Stock	1,000	$2,000
Leonne Yu-Ton Chung	July 6, 2010	Common Stock	1,000	$2,000
Samuel Wong	July 6, 2010	Common Stock	1,000	$2,000
Sher Jeong Wong	July 6, 2010	Common Stock	500	$1,000
Mui Ling Wong	July 6, 2010	Common Stock	500	$1,000
Ranolfo S. Yulo	July 6, 2010	Common Stock	1,000	$2,000
Ricardo C. Soltero	July 6, 2010	Common Stock	1,000	$2,000
J. Cooper Tsai	July 6, 2010	Common Stock	1,000	$2,000
Andreea Bess Chu	July 6, 2010	Common Stock	500	$1,000
(1)	3,500,000 of such shares were tendered to the Company for cancellation on June 23, 2010
(2)	As additional consideration for its purchase of the shares, Mutual Gain caused Oro-East Mining Company, LTD to enter into the Assignment of Rights Agreement with the Company

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 505 of Regulation D.

In addition to the abovementioned transactions the Company issued Accelerated Venture Partners, LLC 1,500,000 shares of common stock, Ayana X. Y. Chen 38,000 shares of common stock, Dennies Tan Ni Chung and Timothy Chen each 7,000 shares of common stock for services rendered at a value of .10 per share.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3(i)	Articles of Incorporation of ACCELERATED AQUISITIONS I, INC. (previously filed with Form 10-12G on March 19, 2008
3(ii)	Bylaws of ACCELERATED AQUISITIONS I, INC. (previously filed with Form 10-12G on March19, 2008
5.1*	Legal Opinion of Legal Robert Diener, Esq.
10.1	License Agreement between ACCELERATED AQUISITIONS I, INC. and Oro-East Mining Company LTD. (previously filed with Form 8-K on July 6, 2010)
10.2	Consulting Agreement between ACCELERATED ACQUISITIONS I, INC. and ACCELERATED VENTURE PARTNERS, LLC (previously filed with Form 8-K on June 30, 2010)
23.1*	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2*	Consent of Independent Auditors

*              Included herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oakland in the State of California on the 12th day of July, 2010.

ACCELERATED ACQUISITIONS I, INC.

By:	/s/ Tian Q. Chen
Tian Q. Chen Chief Executive Officer and Director

By:	/s/ Danni Zhong
Danni Zhong President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and date stated.

/s/Tian Q.Chen	July 12, 2010
Tian Q. Chen
Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

/s/ Linda Chen	July 12, 2010
Linda Chen
Director

/s/ Danni Zhong	July 12, 2010
Danni Zhong President

/s/ Romy Yulo	July 12, 2010
Romy Yulo
Chief Operating Officer

EXHIBIT LIST

Exhibit No.	Description
3(i)	Articles of Incorporation of ACCELERATED AQUISITIONS I, INC. (previously filed with Form 10-12G on March 19, 2008
3(ii)	Bylaws of ACCELERATED AQUISITIONS I, INC. (previously filed with Form 10-12G on March 19, 2008
5.1*	Legal Opinion of Legal Robert Diener, Esq.
10.1	License Agreement between ACCELERATED AQUISITIONS I, INC. and Oro-East Mining Company LTD. (previously filed with Form 8-K on July 6, 2010)
10.2	Consulting Agreement between ACCELERATED ACQUISITIONS I, INC. and ACCELERATED VENTURE PARTNERS, LLC (previously filed with Form 8-K on June 30, 2010)
23.1*	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2*	Consent of Independent Auditors
*  Included herewith